EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

August 14, 2007

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES SECOND QUARTER

AND SIX MONTHS 2007 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the second quarter and six months ended June 30, 2007.

Net sales for the second quarter ended June 30, 2007 were $13,576,000, compared to $20,436,000 in the same period in 2006. For the second quarter ended June 30, 2007, the Company had a net loss of $152,000, or $.06 per diluted share, compared to net income of $1,116,000, or $0.43 per diluted share in the same period in 2006.

Net sales for the six months ended June 30, 2007 were $30,107,000, compared to $40,469,000 for the same period in 2006. Net income for the six months ended June 30, 2007 was $229,000, or $.09 per diluted share, compared to $2,197,000, or $.86 per diluted share, for the same period of 2006.

The second quarter and six month 2007 results reflect the continuing decline in demand for our products, due to the significant decrease in new residential construction activity in Florida, which is our primary trade area. Operating results for the comparable 2006 periods benefited from a strong construction market. The Company expects to continue to realize solid demand for our products in our operations in the areas impacted by Hurricane Katrina that struck the gulf coast area of the Southeastern United States in August 2005.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “The building materials industry continues to face difficult market conditions due to the significant downturn in residential construction activity since the middle of last year. We are continuing to focus on measures to strengthen our balance sheet and posture our Company for growth when construction markets rebound. We are also identifying new product offerings, as well as additional markets in areas that may have strong demand for our products. For example, the New Orleans area reconstruction efforts are now increasing to the point that we expect strong demand for our products and as such we have entered into a lease for a new distribution facility in New Orleans which is scheduled to open in the fourth quarter of 2007.”

For more information, please refer to the Company’s Form 10-Q for the six months ended June 30, 2007 which was filed with the Securities and Exchange Commission on August 14, 2007.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated August 14, 2007

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward- looking statements included in this press release are set forth in the “Forward-Looking Statements” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Net Sales	$30,107,000	$40,469,000	$13,576,000	$20,436,000

Income (loss) before income taxes	$351,000	$3,478,000	$(242,000)	$1,760,000
Income tax (expense) benefit	(122,000)	(1,281,000)	90,000	(644,000)

Net income (loss)	$229,000	$2,197,000	$(152,000)	$1,116,000

Net income (loss) per common share - basic	$.09	$.89	$(.06)	$.45
Net income (loss) per common share - diluted	$.09	$.86	$(.06)	$.43

Weighted average shares outstanding - basic	2,509,748	2,471,239	2,512,958	2,474,204
Weighted average shares outstanding - diluted	2,535,620	2,563,843	2,512,958	2,574,440